Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

MDB Capital Holdings, LLC

Dallas, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 10, 2022, relating to the consolidated financial statements of MDB Capital Holdings, LLC which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

November 10, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.